================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 14f-1
                                   PURSUANT TO
                              SECTION 14(f) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                            AND RULE 14f-1 THEREUNDER

                                ----------------

                               SUITE101.COM, INC.
                            -------------------------
                            (Name of Subject Company)

                     Common Stock, par value $.001 per share
                         (Title of Class of Securities)

                                    865073100
                      -------------------------------------
                      (CUSIP Number of Class of Securities)

                                Peter L. Bradshaw
                Chairman of the Board and Chief Executive Officer
                        1122 Mainland Street - Suite 210
                          Vancouver, BC, Canada V6B 5L1
                                 (604) 682-1400
       (Name, Address and Telephone Number of Person Authorized to Receive
     Notice and Communications on Behalf of the Person(s) Filing Statement)

                              --------------------

                                 With a copy to:

                             William S. Clarke, P.A.
                      457 North Harrison Street - Suite 103
                               Princeton, NJ 08540
                                 (609) 921-3663

================================================================================

                               SUITE101.COM, INC.
                        1122 Mainland Street - Suite 210
                   Vancouver, British Columbia, Canada V6B 5L1

             INFORMATION STATEMENT PURSUANT TO SECTION 14(F) OF THE
            SECURITIES EXCHANGE ACT OF 1934 AND RULE 14f-1 THEREUNDER


         This Information Statement (the "Information Statement") relates to Suite101.com, Inc., a Delaware corporation (the "Company"), and the election, on or about February 25, 2002, of three persons to the Company's Board of Directors. Concurrently, with the election of the three persons to the Company's Board of Directors, two of the Company's existing three Directors will resign. Accordingly, the three persons to be elected will constitute three of the four persons on the Company's Board of Directors. No action is required by the stockholders of the Company with respect to the election of the Directors. Nevertheless, we urge you to read this Information Statement carefully.

         This Information Statement is being mailed on or about February 14, 2002 to the holders of record of the Company's common stock at the close of business on February 8, 2002, pursuant to the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 adopted thereunder. On February 8, 2002, there were 13,207,462 shares of the Company's common stock, par value $0.001 per share, (the "Common Stock") outstanding. Each share is entitled to one vote.

         NO VOTE OR OTHER ACTION OF THE COMPANY'S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING FOR A PROXY AND REQUEST THAT YOU NOT SEND US A PROXY.



February 14, 2002

                               RECENT DEVELOPMENTS

         Background. The Company has been engaged, since early 1999, in efforts to develop a World Wide Web-based directory and on-line publishing community. Since early 1999, using approximately $6.1 million out of total proceeds of $9.5 million raised in private sales of its securities in 1999 and 2000, the Company has endeavored to develop its activities into revenue generating operations. During the period January 1, 1999 through December 31, 2001, the Company's total revenues were $43,600 and its available cash had fallen from $9,321,525 at the end of March 2000 to $4,048,629 at the end of December 2001. Also, since 1999, there have been enormous changes in the stock market's perception of the likelihood of success for Internet-based enterprises which has affected substantially the Company's ability to raise capital and achieve its business objectives. Accordingly, by unanimous action of its Board of Directors taken in the fourth quarter of 2001, the Company determined to review its business activities with a view to redirecting those activities.

         On December 21, 2001, the Company announced in a press release dated that date that its Board of Directors was engaged in a review of the Company's activities with a view to the possible redirection of its operations in an effort to enhance and maximize shareholder values. It stated that no definitive agreements had been entered into at that time.

         On January 8, 2002, the Company issued a further press release dated that date and stated that in furtherance of its previously announced efforts to re-direct the Company's operations under consideration by its Board of Directors, it was inviting companies and other persons with a possible strategic interest in Suite101 to consider entering into discussions with the Company looking to a possible business combination, restructuring or other reorganization transaction. The Company stated that it was seeking initial responses on or before January 25, 2002.

         The Company also announced in the January 8, 2002 press release that in conjunction with its efforts to re-direct its operations, it had reduced its staff by five people to 14 employees and had revised its monthly compensation arrangements with its approximately 1,000 Contributing Editors on its editorial team. Previously, the Contributing Editors had received compensation of up to $25 per month, based on the number of articles written. As of December 31, 2001, the Company terminated the payment of the monthly compensation to Contributing Editors. The Company continues to compensate its Managing Editors and Senior Managing Editors. The Company further stated that as its management continued its efforts to re-direct its activities, further changes in staffing and compensation arrangements may be made.

         The Company stated on January 8, 2002 that it believed that the changes made in its staffing and compensation arrangements were appropriate in the light of the Company's limited revenues and that those changes would enhance its ability to enter into a business combination or other restructuring transaction by reducing current levels of overhead. The Company also stated that its management believes that these revised compensation arrangements are in line with current practices of other Internet communities.

         Since January 8, 2002, the Company has further reduced its staff and currently its only employees are Peter Bradshaw, its Chairman and chief executive officer, Julia Bradshaw, an employee and Director, and Cara Williams, its chief financial officer. In addition, subject to approval of the Company's Board of Directors, the Company has agreed with Creative Marketeam Canada Ltd. ("Marketeam"), a corporation wholly owned by the Company's former chief operating officer, to provide continuing management and operating services, at Marketeam's expense, over the day-to-day operations of the Suite101 Web site, known as Suite101.com.

         In response to the Company's press release dated January 8, 2002, which was supplemented by correspondence and personal contacts with senior executive officers at approximately ten (10) corporations and other entities that management believed may have an interest in entering into a strategic business combination or other similar transaction or relationship with the Company, the Company received two responses, further described below, that management believed merited further discussions. One response involved an interest expressed on behalf of a group of persons interested in acquiring 1,625,617 million of the shares of the Company's common stock held by Mr. Bradshaw and his daughter, Julia Bradshaw and having representation on the Company's Board of Directors. The second response was from a corporation interested in acquiring an option to purchase the assets of the Suite101 Web site, known as Suite101.com.

         The Management Agreement. The management agreement between Marketeam and the Company is for an initial one-month period commencing January 31, 2002 and continues from month to month thereafter until terminated by either party on ten (10) days' notice. In consideration of the services to be performed by Marketeam, the Company will pay Marketeam a fee of $26,000 per month, plus an amount equal to the Company's receipts from its contracts with BarnesandNoble.Com, LLC. Marketeam is to provide continuing management and operating services, at its expense, over the day-to-day operations of the Suite101 Web site. It is responsible to the Board of Directors of the Company for all phases of the day-to-day management and operations of the Suite101 Web site, including accounting and bookkeeping, making payments at its expense to Senior and Managing Editors, providing administration, oversight and fulfillment of Company's duties and responsibilities under its agreements with BarnesandNoble.Com, LLC, providing Internet access to the Web site, hosting email, property maintenance, providing postage, implementing software upgrades, and arranging intellectual property licensing, among other matters. Marketeam is responsible for the implementation, management and operation of such aspects of any programs relating to the planning, operation, management and control of the Suite101.com Web site as are necessary to the continuing uninterrupted operation of the Suite101.com Web site. The agreement prohibits Marketeam from (i) negotiating or entering into any agreements regarding the issuance of any capital stock of the Company, the sale of any of its assets or any transaction involving any merger, consolidation or business combination involving Suite101, (ii) negotiating or entering into any employment agreements relating to the employment of any person as an employee, consultant or other provider of services to the Company, (iii) negotiating or entering into any agreement relating to any purchase or lease of personal or real property by the Company, (iv) negotiating or entering into any agreements relating to the expenditure of any money by the Company, or (v) representing to any person that it or any of its officers or employees are authorized to enter into any agreement on behalf of the Company or make any commitment involving the Company. The agreement contains provisions prohibiting Marketeam from disclosing any confidential information of the Company, engaging in business in competition with the Company unless expressly authorized in writing by the Company's Board of Directors, and requiring Marketeam to keep segregated and apart the assets of the Company and preserve its Web site assets for the purpose of facilitating and enhancing the sale of those assets. Employees of Marketeam are required to agree to similar restrictions on their activities. The agreement provides that the Company has no liability for any of the debts or obligations of Marketeam, and Marketeam will indemnify the Company against loss for actions its personnel take in violation of the agreement.

         The Bradshaw Agreements. Since the summer of 2001, Peter Bradshaw and Julia Bradshaw have been in discussions with a group of investors regarding such persons' interest in purchasing a substantial number of their shares. On February 13, 2002, Peter Bradshaw and Julie Bradshaw entered into agreements to sell, at a price of $0.25 per share, an aggregate of 1,625,617 of their shares of Common Stock. The purchasers of the shares are four investors none of whom acquired more than five percent of the shares of the Company outstanding and none of whom are residents of the United States. The shares to be sold include all of the shares held by Peter Bradshaw, other than options to purchase 418,545 shares exercisable at prices ranging from $0.25 to $1.50 per share. Julie Bradshaw will retain 618,519 shares and options to purchase 85,000 shares exercisable at $1.50 per share. The parties to the agreements understand that concurrently with the sale of the shares, Peter Bradshaw and Julie Bradshaw will resign as Directors, and Peter Bradshaw will resign as the Chairman and Chief Executive Officer.

         Concurrently with the resignations of Mr. Bradshaw and Ms. Bradshaw, three persons, identified below, will be elected to the Board of Directors to fill the vacancies created by the resignations. The closing of the sale of the shares, the resignations of Mr. Bradshaw and Ms. Bradshaw, and the election of the three new Directors will all occur on the 11th day following the date on which this Information Statement is mailed to the stockholders of the Company. Accordingly, it is expected that the closing of the sale of the shares, the resignations of two Directors and the election of three new Directors will all occur on February 25, 2002.

         The Company's Board of Directors has been advised by the purchasers of the shares that it is intended to continue the present efforts to seek to redirect the Company's efforts into other business activities. The Company's Board of Directors understands that these activities are expected to be unrelated to the operation of a Web-based community or Web site. As of the date of this Information Statement, there are no definitive agreements or agreements in principal relating to the acquisition of any other business activities by the Company and management is unable to state the nature of the business activities that may be undertaken in the future. It is expected that the redirection of the Company's business activities will involve it in a business combination or other material transaction. The Company's Board of Directors has not been advised by the purchasers of the Bradshaw shares of any specific industries or businesses that may be the subject of the efforts to redirect the Company's operations.

         The efforts in the redirection of the Company's activities will involve the following, among other risks and uncertainties:

              o the Company will continue to have no source of material revenues and will continue to expend its cash resources maintaining its current activities and seeking to enter into a transaction resulting in the redirection of its business activities,

              o any such transaction may involve an acquisition resulting in the issuance of a material amount of the Company's shares of common stock and be dilutive to the Company's existing stockholders,

              o any transaction entered into may require that the Company raise additional capital which may also involve the issuance of shares of the Company's common stock and be dilutive to the Company's existing stockholders,

              o the transaction entered into may be structured on terms whereby the approval of the Company's existing stockholders is not required which would result in the Company's existing stockholders being unable to vote in favor of or against the transaction and the redirection of the Company's business activities,

              o there can be no assurance the Company will be successful in identifying any new business activities to pursue, that any such transaction can be consummated, that any such transaction will be concluded on favorable terms, that the Company's business activities will be successfully redirected, that the Company will realize any material revenues from the business activity into which its efforts are redirected, or that any such redirected business activities will be successful, and

              o the Company has authorized under its Certificate of Incorporation 40,000,000 shares of common stock and 1,000,000 shares of preferred stock, of which, as of February 8, 2002, 13,207,462 shares of common stock are issued and outstanding. The 26,792,538 shares of common stock and 1,000,000 shares of preferred stock that are authorized but are not issued or outstanding are able to be issued by action of the Company's Board of Directors in a transaction resulting in the redirection of the Company's activities without any requirement of further action being taken by the Company's stockholders to authorize the issuance of the shares or to approve the transaction or the redirected business activities.

         As a consequence of the sale of the shares by the Bradshaws and their resignations as Directors, a change of control of the Company may be deemed to occur.

         Possible Transaction Involving Web Site Assets. The Company continues to own the assets related to the operation and maintenance of its World Wide Web-based directory and on-line publishing community. These assets, which include primarily the Company's property, plant and equipment, as of September 30, 2001, had a book value of $132,000, after accumulated amortization of $118,000. During the two years and nine months ended September 30, 2001, these assets produced revenues of $1,925, $1,620 and $12,043, respectively. During the two years and nine months ended September 30, 2001, the Company had other income, net, which was primarily interest income, of $146,000, $378,000 and $167,000, respectively.

         As described above, by January 8, 2002, the Company had reduced its staff from 14 employees at December 31, 2001 to three persons. These staff reductions were undertaken to reduce the Company's levels of overhead and to enhance its ability to redirect its business activities.

         In response to its invitation of January 8, 2002 seeking persons who may have a strategic interest in the Company's Web site activities, the Company has been engaged in on-going negotiations with an unaffiliated privately-owned entity that has expressed an interest in acquiring an option to acquire the Web site assets. No definitive agreements have been entered into and the negotiations are continuing. At present, the terms of the transaction would involve a 60-day option to purchase the Web site assets for a total purchase price, including the option price, of $155,000. In exchange, the Company would receive a 26% equity interest in the entity acquiring the assets and a 5% equity interest in the acquiror's parent corporation. In addition, the Company would be required to invest $155,000 in the acquiror. There can be no assurance that this or any other agreement involving the Company's Web site assets will be concluded.

                           ELECTION OF THREE DIRECTORS
                              ELECTION OF PRESIDENT

         Upon the closing of the sale of the shares by Peter Bradshaw and Julia Bradshaw on or about February 25, 2002, Mr. Bradshaw and Ms. Bradshaw intend to resign as Directors. At the same time, it is intended that Douglas Loblaw, John Campbell and Brent Peters will be elected Directors of the Company. Mr. Bradshaw also intends to resign as President of the Company, and it is intended that Mitchell G. Blumberg, currently an existing member of the Board and the Secretary of the Company, will be elected in his place as President. At that time, Messrs. Loblaw, Campbell, Peters, and Blumberg will constitute all of the members of the Company's Board of Directors and will serve until the annual meeting of stockholders in 2002 and their successors are duly elected and qualified. It is currently expected that the Company's 2002 annual meeting of stockholders will be held in June 2002.

         The following table sets forth the name, present principal occupation or employment, five-year employment history and certain other information concerning the three individuals who will be elected to the Company's Board of Directors. The respective persons intended to be elected as Directors provided this information to the Company.


      NAME          AGE                   EMPLOYMENT HISTORY
-----------------   ---    -----------------------------------------------------
Douglas Loblaw      61     Mr. Loblaw has been employed as Chief Operating
                           Officer of the Company since January 2001 and from
                           June to December 2000, he was employed by the Company
                           as Director of Operations. He has been employed by
                           Capilano College as an instructor since 1976.
                           Commencing January 1995 to the present, he has been
                           employed as a tutor for the B.C. Open College. Since
                           January 1994, Creative Marketeam Canada Ltd. has
                           engaged him as a marketing consultant. He received a
                           BA degree from the University of Toronto with a major
                           in French Language and Literature.

John Campbell       68     Mr. Campbell has been President of Transamerica
                           Industries Ltd., a natural resource company, for more
                           than the past five years. He is a former practicing
                           lawyer.


      NAME          AGE                   EMPLOYMENT HISTORY
-----------------   ---    -----------------------------------------------------
Brent Peters        29     Mr. Peters has been Vice President of Finance and
                           Treasurer of Northfield Capital Corporation, a
                           publicly traded investment company acquiring shares
                           in public and private corporations since 1997. He is
                           a director of Cubacan Exploration Inc., Konexus
                           Technologies Limited (formerly Dotcom 2000 Inc.), and
                           Endeavor Resources Inc. Mr. Peters has a Bachelor of
                           Business Administration degree, specializing in
                           accounting.

         Mr. Loblaw has been requested to serve on the Company's Board of Directors at the request of the Company's existing Board of Directors. Messrs. Campbell and Peters have been requested to serve on the Board of Directors by the purchasers of the Bradshaws' shares.

             CURRENT DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         The Company's Board of Directors currently has three members, elected at the Company's Annual Meeting of Stockholders held on June 4, 2001. Such Directors were elected to serve until the Company's next Annual Meeting of Stockholders, to be held in 2002, and the election and qualification of their successors. The Company's Directors currently are:


Name                                         Age
----                                         ---
Peter L. Bradshaw                            67

Julia M. Bradshaw                            38

Mitchell G. Blumberg                         58

         Mr. Bradshaw, a co-founder of i5ive communications, inc. ("i5ive"), the outstanding stock of which was acquired by the Company on December 10, 1998, has been the Chairman of the Board, Chief Executive Officer and a Director of the Company since December 10, 1998 and of i5ive since April 1996. From April 1993 to April 1996, he was a Director of Mobile Data Solutions, Inc. ("MDSI"), including Chairman of the Board from April 1993 to December 1995. MDSI develops and markets computer aided mobile (wireless) resource management software. Its shares of common stock are traded on the Nasdaq SmallCap Market. From May 1998 to August 1998, he was Chief Executive Officer and from July 1997 to the present, he has been Chairman of the Board of eDispatch.com Wireless Data, Inc (formerly Instep Mobile Communications, Inc.) ("eDispatch.com"), which also develops and markets computer aided mobile (wireless) resource management software. Commencing December 18, 2000 until September 28, 2001, he was reappointed President and Chief Executive Officer of eDispatch.com. Currently, he continues as Chairman of the Board of eDispatch. Commencing in September 1996 through January 1998, he was Director of Unitec International Controls Corp. Commencing in 1992 through December 1995, he was Chairman of the Board and Chief Executive Officer of TeleSoft Mobile Data, Inc., a venture capital firm investing in enterprises utilizing wireless data protocol. Mr. Bradshaw has a B.Com. Degree in Commerce and a major in History from the University of British Columbia. Mr. Bradshaw is the father of Julia M. Bradshaw.

         Ms. Bradshaw, a co-founder of i5ive, has been a Director of the Company since December 10, 1998. She has been a Director of i5ive since April 1996. Prior to April 1996, she attended the University of Paris, Sorbonne and the University of British Columbia. In 1992, Ms. Bradshaw earned her B.A. degree from the University of British Columbia with a major in French Literature. Ms. Bradshaw is the daughter of Peter L. Bradshaw.

         Mr. Blumberg was elected a Director of the Company in February 1999. He has been, since June 1994, engaged as a film producer and talent manager in Los Angeles, California, initially with Blumberg Productions, and currently with Blumberg Productions + Management. Prior to June 1994, he was an Executive Vice President of RKO Pictures, Inc. Mr. Blumberg is also a Director of eDispatch.com. Mr. Blumberg holds undergraduate and law degrees from the University of Pennsylvania and an MBA degree from Harvard University.

         Resignation as a Director of Alfred J. Puchala, Jr. Mr. Alfred J. Puchala, Jr. was elected a Director of the Company in April 1999 and was re-elected and continued to serve as a Director until February 13, 2002 when he resigned. Mr. Puchala is a Managing Director of Signal Equity Partners, LLC, a position he has held since April 1996. From April 1989 to April 1996, he was employed by Lazard Freres & Co. LLC, most recently as a Vice President. Mr. Puchala has a BA degree from Yale University, a JD degree from Georgetown University and a M. Econ. degree from New York University.

                               EXECUTIVE OFFICERS

         The current executive officers of the Company are the following:

     NAME            AGE                    POSITION
     ----            ---                    --------
Peter L. Bradshaw     67    Chairman of the Board and Chief Executive Officer

Cara Williams         38    Vice President, Finance

         Mr. Bradshaw's employment background is described above.

         Ms. Williams has been employed as Vice President, Finance and principal accounting officer of the Company since April 2000. She is a Chartered Accountant. She was employed by PricewaterhouseCoopers LLP from October 1997 to March 2000 and by Ellis Foster, Chartered Accountants, from February 1993 to September 1997. She received a BBA degree with a major in accounting from Simon Fraser University in 1987.

         Mr. Loblaw was employed by the Company as its Chief Operating Officer through January 31, 2002. His employment background is described above.


                  COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         Board of Directors. The Company's Board of Directors held three meetings during the year ended December 31, 2001. Each of the Company's Directors participated in all of the meetings of the Board and of each committee of the board of which he or she is a member.

         Audit Committee. Messrs. Bradshaw, Blumberg and Puchala constituted the Audit Committee of the Company's Board of Directors during the year 2001. Mr. Puchala resigned as a Director and a member of the Audit Committee on February 13, 2002. The Audit Committee, among other things, meets with the Company's independent accountants to review the Company's accounting policies, internal controls and other accounting and auditing matters; makes recommendations to the Board of Directors as to the engagement of independent accountants; and reviews the letter of engagement and statement of fees relating to the scope of the annual audit and special audit work which may be recommended or required by the independent accountants. The Audit Committee met two (2) times during the year ended

December 31, 2001. Each of Messrs. Blumberg and Puchala was, during the year 2001, in the opinion of the Company's Board of Directors, an "independent director," as that term is defined under the Rules relating to the NASDAQ Stock Market. The Company's Audit Committee has a charter which describes the nature and scope of the duties and responsibilities of the Audit Committee. The charter was included as an attachment to the Company's proxy statement dated May 2, 2001 relating to its 2001 annual meeting of stockholders.

         It is expected that the membership of the Company's Audit Committee will be reconstituted following the election of the three new Directors.

                                LEGAL PROCEEDINGS

         No Director, officer, affiliate or person known to the Company to be the record or beneficial owner of in excess of 5% of the shares of the Company's common stock, or any person known to the Company to be an associate of any of the foregoing, is a party adverse to the Company or has a material interest adverse to the Company in any material pending legal proceedings.

          SUBMISSION OF SHAREHOLDERS' PROPOSALS FOR 2002 ANNUAL MEETING

         Any proposals which shareholders intend to present for a vote of shareholders at the Company's 2002 Annual Meeting and which such shareholders desire to have included in the Company's proxy statement and form of proxy relating to that meeting was required to be sent to the Company's executive office and received by the Company not later than January 2, 2002.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

         The following table sets forth the annual and long-term compensation paid during the Company's three fiscal years ended December 31, 2001 to the Company's chief executive officer. No executive officer received compensation exceeding $100,000 for serving in such capacity at December 31, 2001:

                           SUMMARY COMPENSATION TABLE
                               ANNUAL COMPENSATION


                                                                                                COMPENSATION
                                                                                      ---------------------------------
                                                                            OTHER          LONG-TERM        ALL OTHER
         NAME AND                              ANNUAL                      ANNUAL      AWARDS/ OPTION (#)     COMP.
    PRINCIPAL POSITION          YEAR           SALARY          BONUS        COMP.

Peter L. Bradshaw               1999         $57,000(1)        $700          Nil         120,000 shares        Nil
                                2000        $113,000(2)        $700          Nil         150,000 shares        Nil
                                2001        $114,000(3)         Nil          Nil         148,545 shares        Nil


(1) In lieu of $16,150 salary, Mr. Bradshaw was granted options to purchase 40,000 shares exercisable at $1.50 per share.

(2) In lieu of $16,150 salary, Mr. Bradshaw was granted options to purchase 40,000 shares exercisable at $1.50 per share.

(3) In lieu of $32,000 salary, Mr. Bradshaw was granted options to purchase 254,545 shares exercisable at $0.25 per share.



OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2001.

         The following table provides information with respect to the above named executive officer regarding options granted to such person during the Company's year ended December 31, 2001.

                       NUMBER OF    % OF TOTAL
                      SECURITIES      OPTIONS/       EXERCISE
                      UNDERLYING        SARS            OR                          MARKET
                         SARS/       GRANTED TO        BASE                        PRICE ON
                       OPTIONS      EMPLOYEES IN      PRICE         EXPIRATION      DATE OF
       NAME           GRANTED (#)   FISCAL YEAR     ($/SHARE)          DATE          GRANT
-----------------    ------------   ------------    ----------   ---------------   --------
Peter L. Bradshaw     148,545(1)       46.4%          $0.25      January 4, 2006     $0.2031


-----------------------
(1) Of which, options to purchase 74,273 shares became exercisable on January 4, 2001 and options to purchase the remaining 74,272 shares became exercisable on January 4, 2002.


STOCK OPTION HOLDINGS AT DECEMBER 31, 2001.

         The following table provides information with respect to the above named executive officer regarding Company options held at the end of the Company's year ended December 31, 2001 (such officer did not exercise any options during the most recent fiscal year).

                                                        VALUE OF UNEXERCISED
                     NUMBER OF UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                        AT DECEMBER 31, 2001(1)       AT DECEMBER 31, 2001(2)
                     -----------------------------   ---------------------------
     NAME            EXERCISABLE     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------   -----------     -------------   -----------   -------------
Peter L. Bradshaw      344,273        74,272(3)         Nil            Nil


------------------
(1) The options are exercisable at prices ranging from $0.25 to $1.50 per share.

(2)  Based on the closing sales price on December 31, 2001 of $0.21.

(3)  This option became exercisable on January 4, 2002.


DIRECTORS' COMPENSATION

         The Company's Directors do not receive any cash compensation for serving in that capacity; however, they are reimbursed for their out-of-pocket expenses in attending meetings. Pursuant to the terms of the Company's 1998 Stock Incentive Plan, each non-employee Director automatically receives an option grant for 50,000 shares on the date such person joins the Board. In addition, on the date of each annual stockholder meeting, each non-employee Board member who is to continue to serve as a non-employee Board member is automatically granted an option to purchase 5,000 shares. Each such option is exercisable at the fair market value of the Company's Common Stock on the date of grant and has a term of ten (10) years, subject to earlier termination following such person's cessation of Board service and subject to certain vesting provisions.

         The Company entered into a service contract with Mr. Blumberg in May 1999. Pursuant to this service contract $30,000 was paid to him during 2000 and $40,000 was paid to him in 1999. This contract ended in June 2000 and was not renewed.

CHANGE OF CONTROL ARRANGEMENTS

         Mr. Bradshaw is a party to an employment agreement with the Company dated August 1, 1999 and continuing from year to year thereafter unless terminated by the Company at any time on 60 days' notice or by Mr. Bradshaw at any time on 30 days' notice. Mr. Bradshaw is currently employed under the agreement as the Company's President and Chief Executive Officer and receives a base salary of $110,000 per year, of which, at the option of Mr. Bradshaw, up to 40% may be received in options to purchase shares of the Company's common stock. The base salary is subject to review annually. For each of the years ended December 31, 2001 and December 31, 2002, Mr. Bradshaw's base salary is $114,000 and $110,000, respectively.

         The agreement provides that in the event of a change of control of the Company and Mr. Bradshaw giving notice within 90 days thereafter, Mr. Bradshaw is entitled to receive any compensation owing to him as of that date, plus an amount equal to the then current annual base salary for one year. A "change of control" is defined to include (i) any person, other than an officer or Director, becoming the "beneficial owner", directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, or (ii) during any period of two (2) consecutive years during the term of the agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority of the Board, unless the election of each Director, who was not a Director at the beginning of the period is approved in advance by Directors representing two-thirds of the Directors then in office who were Directors at the beginning of the period.

         The agreement also contains confidentiality and non-compete provisions which restrict Mr. Bradshaw's activities.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of February 8, 2002, information regarding the beneficial ownership of the Company's common stock, by (i) each stockholder known by the Company to be or that will become the beneficial owner of more than 5% of the Company's outstanding shares of capital stock, (ii) each existing Director, as of that date, and each Director to be elected, and (iii) all existing Directors, as of that date, and executive officers of the Company as a group. Except for transactions and events described in this Information Statement, there has been no change in control of the Company since January 1, 2001.


Name and Address of Beneficial                Number of Shares          Percentage of Outstanding
Owner(1)                                    Beneficially Owned(2)             Common Stock
-------------------------------------       ---------------------       -------------------------
Peter L. Bradshaw                                1,855,110(3)                    13.61%

Julie M. Bradshaw                                  892,571(4)                     6.72%

Mitchell G. Blumberg                               230,000(5)                     1.73%
833 Moraga Drive - #12
Los Angeles, CA  90049

Alfred J. Puchala, Jr.                             165,000(6)                     1.24%
Signal Partners, LLC
10 East 53rd Street
New York, NY  10022

Northfield Capital Corporation                   2,019,136                       15.29%
347 Bay Street, Suite 301
Toronto, Ontario, Canada M5H 2R7

Douglas Loblaw                                     120,152(7)                     0.90%

John Campbell                                        - 0 -                          --
750 West Pender Street, Suite 710
Vancouver, BC, Canada V6C 2T7

Brent Peters                                         7,000                            (8)
Northfield Capital Corporation
347 Bay Street - Suite 301
Toronto, Ontario, M5H 2R7



Name and Address of Beneficial                Number of Shares          Percentage of Outstanding
Owner(1)                                    Beneficially Owned(2)             Common Stock
-------------------------------------       ---------------------       -------------------------
All officers and Directors as a group            3,142,681                       22.58%
   (6 persons)



--------------------------------
(1)  Unless otherwise indicated, the address of such person is c/o the Company.

(2) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he or she exercises sole or shared voting or investment power or of which he or she has the right to acquire the beneficial ownership within 60 days following February 8, 2002.

(3) Includes 1,436,565 shares of Common Stock held by 284085 B.C. Ltd., of which Mr. Bradshaw is an officer, Director and principal shareholder, and 418,545 shares of Common Stock issuable upon exercise of options held by Mr. Bradshaw.

(4) Includes 807,571 shares of Common Stock and options to purchase 85,000 shares of Common Stock.

(5) Includes 125,000 shares of Common Stock and options to purchase 105,000 shares of Common Stock.

(6) Includes 60,000 shares of Common Stock and options to purchase 105,000 shares of Common Stock.

(7) Includes 600 shares of Common Stock and options to purchase 119,552 shares of Common Stock

(8)  Less than 0.1%

                     DIRECTOR AND OFFICER SECURITIES REPORTS

         U.S. Federal securities laws require the Company's Directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any equity securities of the Company. Copies of such reports are required to be furnished to the Company. To the Company's knowledge, based solely on a review of the copies of such reports and other information furnished to the Company, all persons subject to these reporting requirements filed the required reports on a timely basis with respect to the Company's year ended December 31, 2001.


CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         With the exception of historical matters, the matters discussed in this Information Statement are "forward-looking statements" as defined under the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company intends that such forward-looking statements be covered by the safe harbor provisions for forward-looking statements contained in that act and it is including this statement for purposes of complying with these safe harbor provisions. The forward-looking statements discussed in this Information Statement appear in various places including under the captions "Recent Developments" and "Election of Three Directors; Election of President." The Company cautions readers that the risk factors described in its Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB, as well as those described in this Information Statement, or in the Company's other filings with the Commission, in some cases have affected, and in the future could affect its actual results during 2002 and beyond, and cause those results to differ materially from those expressed in any forward-looking statements and cause the Company's development and the development of its business plans to be different than expressed in those statements. Important factors that could impact the Company's business development and cause actual results to differ materially from the forward-looking statements in this Information Statement include, among others, statements regarding the plans, intentions, beliefs and current expectations of the Company, its directors, or its officers with respect to the future business plans and activities of the Company and its efforts to redirect the Company's activities. Investors are cautioned that any such forward-looking statements are not guarantees of future business activities or changes in those activities and involve risks and uncertainties. The Company's future business activities involve significant risks, including among others, its possible inability to successfully redirect the Company's activities or enter into any related agreements. Additional important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB, quarterly reports on Form 10-QSB and annual report on Form 10-K. The filings may be viewed at http://www.sec.gov.



                                         By Order of the Board of Directors,

                                         Suite101.com, Inc.



                                By:      /s/ Mitchell G. Blumberg
                                             -----------------------------
                                             Secretary